EXHIBIT 99.1





FOR:         AMREP Corporation
             300 Alexander Park, Suite 204
             Princeton, NJ  08540

CONTACT:     Peter M. Pizza
             Vice President and Chief Financial Officer
             (609) 716-8210

               AMREP REPORTS SECOND QUARTER AND SIX MONTH RESULTS

Princeton, New Jersey, December 10, 2009 - AMREP Corporation (NYSE:AXR) today reported a net loss of $985,000, or $0.16 per share, for its fiscal 2010 second quarter ended October 31, 2009 compared to net income of $2,895,000, or $0.48 per share, for its fiscal 2009 second quarter ended October 31, 2008. For the first six months of fiscal 2010, the Company had a net loss of $2,041,000, or $0.34 per share, compared to net income of $2,966,000, or $0.49 per share, for the same period of fiscal 2009. Revenues were $32,333,000 and $64,790,000 in the second quarter and first six months of 2010 versus $40,290,000 and $75,860,000 for the same periods last year.

Revenues from land sales at the Company's AMREP Southwest subsidiary were $1,670,000 and $3,155,000 for the three and six month periods ended October 31, 2009 compared to $4,810,000 and $6,073,000 for the same periods of the prior year, with the results of all periods reflecting a continued softness in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that is consistent with the well-publicized problems of the national homebuilding industry and credit markets. These decreases in revenues in 2010 primarily reflected the second quarter 2009 sale of approximately 50 acres of undeveloped land for $3,849,000 to one purchaser with no similar sale in the first six months of 2010. The average gross profit percentage on land sales decreased from 97% and 91% for the second quarter and first six months of 2009 to 40% and 48% for the same periods in 2010. This decrease was primarily attributable to a gross profit of $3,825,000 (99%) on the previously mentioned second quarter 2009 sale of approximately 50 acres of undeveloped land. Revenues, gross profits and related gross profit percentages from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from the Company's  Kable Media  Services  operations,  including  both
Fulfillment Services and Newsstand Distribution Services, decreased from $35,254,000 and $69,277,000 for the second quarter and first six months of 2009 to $30,625,000 and $61,393,000 for the same periods in 2010. Magazine publishers, who are the principal customers of the Company's Media Services operations, have continued to suffer from reduced advertising revenues and lower subscription and newsstand sales during 2010, which has caused certain publishers to close magazine titles or seek more favorable terms from Kable or its competitors, all of which has led to reduced business for the Company's Media Services operations. Revenues from Kable's Subscription Fulfillment Services operations decreased from $31,334,000 and $61,176,000 for the second quarter and first six months of 2009 to $24,230,000 and $49,357,000 for the same periods of 2010 primarily due to the industry factors noted above, partly offset by revenue gains from new and some existing clients. Revenues from Kable's Newsstand Distribution Services operations increased from $3,096,000 and $6,451,000 for the second quarter and first six months of 2009 to $3,595,000 and $6,800,000 for the same periods of 2010 as a result of changes in product mix and magazine cover price increases. The net decrease in the combined revenues from Subscription Fulfillment Services and Newsstand Distribution Services was partly offset by increased revenues from Kable's Product Fulfillment Services and Other business segment, which increased from $824,000 and $1,650,000 for the second quarter and first six months of 2009 to $2,799,000 and $5,235,000 for the same periods in 2010, reflecting the inclusion of the revenues of a product

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                                                                               2

repackaging and fulfillment business and a temporary staffing business that were acquired in the third quarter of 2009. Kable's operating expenses decreased by $3,962,000 and $6,177,000 for the second quarter and first six months of 2010 compared to the same periods in 2009, primarily attributable to lower payroll and benefits costs and, to a lesser extent, efficiencies related to the ongoing project to consolidate the Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida.

AMREP Southwest has a loan agreement with a bank that matures on December 17, 2009. The lender has issued a commitment letter that would replace the existing facility. The replacement facility would mature in 364 days and, among other provisions, would reduce the amount that may be borrowed under the facility from the current balance outstanding of $24,000,000 to $22,500,000. AMREP Southwest is considering the terms of the replacement facility proposed in the lender's commitment letter and no replacement loan agreement has as yet been entered into. The lender has not extended the maturity date of the existing facility and if it does not do so, but demands repayment of amounts due under that facility, AMREP Southwest would not have sufficient funds to satisfy such demand.

AMREP Corporation's AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment and related services to publishers and others. The quarterly results should be considered in conjunction with the Company's audited financial statements for fiscal 2009, which are included in the Company's 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

                                      *****

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                                                                               3


Attachment 1
                                AMREP Corporation
                                and Subsidiaries
                              Financial Highlights

                                   (Unaudited)

                                                          Three Months Ended October 31,
                                                          ------------------------------
                                                           2009                    2008
                                                           ----                    ----
RRevenues                                            $  32,333,000           $  40,290,000

Net income (loss)                                    $    (985,000)          $   2,895,000

Earnings (loss) per share - Basic and Diluted        $       (0.16)          $        0.48

Weighted average number of common shares
outstanding                                              5,996,000               5,996,000



                                                           Six Months Ended October 31,
                                                           ----------------------------
                                                           2009                    2008
                                                           ----                    ----
Revenues                                             $  64,790,000           $  75,860,000

Net income (loss)                                    $  (2,041,000)          $   2,966,000

Earnings (loss) per share - Basic and Diluted        $       (0.34)          $        0.49

Weighted average number of common shares
outstanding                                              5,996,000               5,996,000


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                                                                               4


Attachment 2

The Company's land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):


                          --------------------------------------------------------------------------------------
                                           2009                                          2008
                          ---------------------------------------      -----------------------------------------
                                                       Revenues                                       Revenues
                           Acres        Revenues       Per Acre        Acres          Revenues        Per Acre
                            Sold       (in 000s)      (in 000s)         Sold          (in 000s)      (in 000s)
                          ---------    -----------    -----------      --------      ------------    -----------
Three months ended
October 31:
 Developed
   Residential               2.4        $    775       $    323           0.4          $    86         $   244
   Commercial                1.7             895            526             -                -               -
                          ---------    -----------    -----------      --------      ------------    -----------
 Total Developed             4.1           1,670            407           0.4               86             244
 Undeveloped                   -               -              -          87.1            4,724              54
                          ---------    -----------    -----------      --------      ------------    -----------
   Total                     4.1        $  1,670       $    407          87.5          $ 4,810         $    55
                          ---------    -----------    -----------      --------      ------------    -----------

Six months ended
October 31:
 Developed
   Residential               5.2        $  1,445       $    278           1.8          $   428         $   238
   Commercial                1.7             895            526           1.0              126             126
                          ---------    -----------    -----------      --------      ------------    -----------
 Total Developed             6.9           2,340            339           2.8              554             198
 Undeveloped                26.0             815             31         131.9            5,519              42
                          ---------    -----------    -----------      --------      ------------    -----------
   Total                    32.9        $  3,155       $     96         134.7          $ 6,073         $    45
                          ---------    -----------    -----------      --------      ------------    -----------

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.